Exhibit 99.1

Pilgrim Studios, a leading Producer and Supplier of Unscripted
Programming, to join the Lionsgate family

Transaction Complements Lionsgate’s Scripted Production Operations With
Market Leader in Unscripted Content,
Underscores Continuing Growth & Diversification of Lionsgate’s Television
Pipeline

Santa Monica and North Hollywood, CA, November 12, 2015 - Lionsgate (NYSE: LGF), a premier next generation global content leader, and Pilgrim Studios, one of the world’s leading producers of unscripted programming, today announced a transaction under which Lionsgate will make a strategic investment in Pilgrim Studios.  The deal marks another key alliance for Lionsgate as it continues to grow and diversify its television operations.

Pilgrim’s programming slate encompasses 47 unscripted and scripted series spanning 27 networks, including reality hits such as: Ghost Hunters (SyFy), the #1 paranormal franchise on television; Welcome to Sweetie Pie’s (OWN), a docu-drama about a soul food matriarch; Fast N’ Loud (Discovery); Wicked Tuna (National Geographic) and The Ultimate Fighter (FOX Sports 1), the flagship reality show of mixed martial arts fighting.  Pilgrim will continue to operate independently with full creative autonomy under its current management team headed by founder and Chief Executive Officer Craig Piligian.

The transaction gives the two companies a combined roster of nearly 80 television series across 40 networks and builds Lionsgate’s position in unscripted programming, complementing its stature as a leading supplier of premium scripted content to broadcast, cable and digital networks.  The deal also reflects Lionsgate’s commitment to continue deepening its content pipelines through a combination of organic growth and strategic transactions.

“We’re delighted to be in business with Craig Piligian and his team, who have achieved remarkable success building Pilgrim into a global leader in unscripted content with a valuable portfolio of long-running returning series and reality brands,” said Lionsgate Chief Executive Officer Jon Feltheimer.  “This transaction scales and diversifies our television business by aligning Pilgrim, the market leader in nonfiction programming, with our robust scripted production operations as well as our premier syndication business operating under the Debmar-Mercury banner.”

“We’re thrilled to become part of the Lionsgate family and align ourselves with Jon Feltheimer, Kevin Beggs and the rest of an incredible team that has built a world-class organization,” said Piligian.  “This deal creates tremendous synergies between our companies, including the benefits of our respective relationships in the industry and the strength of Lionsgate’s worldwide distribution infrastructure; we’re very excited to work together to accelerate the next phase of our growth.”

“Pilgrim’s brand is synonymous with highly original, top quality content, and we’re excited to welcome Craig and his team to the Lionsgate family,” said Lionsgate Television Group Chairman Kevin Beggs.  “The alliance of our television assets accelerates our growth into an unscripted content business with tremendous upside and creates a whole that is even greater than the sum of its parts.”

Lionsgate has recently expanded its footprint in unscripted programming with a growing roster of producers and a programming slate that includes Monica The Medium, recently renewed for a second season on ABC Family, the horror-themed game show Hellevator, which debuted last month on GSN, and the Freddie Wong/RocketJump series for Hulu.

Founded by Piligian in 1997, Los Angeles-based Pilgrim Studios has grown into a global force in reality programming with a world-class slate of unscripted brands and franchises.  Its scripted content business includes the series Recovery Road for ABC Family and Lifetime movies Amanda Knox: Murder on Trial in Italy, Abducted: The Carlina White Story and Stalkers. Last month, Pilgrim launched its digital initiative, 1620 Media, which debuted with six original series across a range of styles and genres, both scripted and unscripted

The deal was negotiated for Lionsgate by Executive Vice President, Corporate Development Laura Kennedy, Lionsgate General Counsel & Chief Strategic Officer Wayne Levin and Linda Michaelson of Sheppard Mullin, Richter & Hampton LLP. Gretchen Stockdale COO and General Counsel for Pilgrim together with Thomas Dey from ACF and Matt Thompson from Sidley Austin advised Pilgrim on the transaction.

About Pilgrim Studios

Craig Piligian’s Pilgrim Studios produces a wide variety of unscripted and scripted programming for television, including hit series David Tutera’s CELEBrations for WE tv; Bring It! and spin-off Step It Up! for Lifetime; Fast N’ Loud, Misfit Garage, and Street Outlaws for Discovery; Ghost Hunters for Syfy; The Ultimate Fighter for FOX Sports 1; Welcome to Sweetie Pie’s and Raising Whitley for OWN; Wicked Tuna and Wicked Tuna: Outer Banks for National Geographic Channel; Somebody’s Gotta Do It with Mike Rowe for CNN; My Big Fat Fabulous Life for TLC; and Missing in Alaska for History. Pilgrim also produces the new FYI talk show series Kocktails with Khloé, hosted by Khloé Kardashian. In the scripted realm, Pilgrim is completing production on the new series Recovery Road for ABC Family. The company’s original movies for Lifetime include

Amanda Knox: Murder On Trial In Italy; Abducted: The Carlina White Story, which earned a 2012 NAACP Image Award for Outstanding Writing In A Motion Picture; and the crime thriller Stalkers.

About Lionsgate

Lionsgate is a premier next generation global content leader with a strong and diversified presence in motion picture production and distribution, television programming and syndication, home entertainment, digital distribution, new channel platforms, video games and international distribution and sales. With Pilgrim Studios joining the Lionsgate family, the Company will now have nearly 80 television shows on 40 different networks spanning its primetime production, distribution and syndication businesses. These include the critically-acclaimed hit series Orange is the New Black, the multiple Emmy Award-winning drama Mad Men, the hit broadcast network series Nashville, the syndication success The Wendy Williams Show, the acclaimed drama Manhattan and the breakout series The Royals.

Its feature film business has been fueled by such successes as the blockbuster first three installments of The Hunger Games franchise, the first two installments of the Divergent franchise, Sicario, The Age of Adaline, CBS/Lionsgate's The DUFF, John Wick, Now You See Me, Roadside Attractions' Love & Mercy and Mr. Holmes, Lionsgate/Codeblack Films' Addicted and Pantelion Films' Instructions Not Included, the highest-grossing Spanish-language film ever released in the U.S.

Lionsgate's home entertainment business is an industry leader in box office-to-DVD and box office-to-VOD revenue conversion rates. Lionsgate handles a prestigious and prolific library of approximately 16,000 motion picture and television titles that is an important source of recurring revenue and serves as the foundation for the growth of the Company's core businesses. The Lionsgate and Summit brands remain synonymous with original, daring, quality entertainment in markets around the world. www.lionsgate.com

For further information, please contact:

Peter Wilkes
Lionsgate
310-255-3726
pwilkes@lionsgate.com